Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Financial Results for Quarter Ended March 31, 2024

First-Quarter Net Revenue of $3.5 Million;
Technology advancements and microplastics capabilities on the horizon

SOUTH ORANGE, NJ, May 09, 2024 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the first quarter ended March 31, 2024.

Financial Highlights*

●	Net revenue of $3.5 million, a decrease of 5% over Q1 prior year, and an 8% increase over Q4 prior year
●	Net loss of $0.2 million, compared to a net loss of $0.3 million
●	Adjusted EBITDA of ($95,000), compared to $147,000

*Stated performance is relative to same period in the prior year unless otherwise noted.

Robert Banks, President and Chief Executive Officer, commented, “We continue to see strong growth of the core business as demonstrated by 12% growth year-over-year in programmatic business, which we define as regular and recurring, non-emergency response (ER) sales. Moreover, our operational prudence and disciplined deployment of capital further contributes to our steady advancement towards solid financial performance.” Robert Banks continued, “Given the unpredictable nature of ER orders, we are bolstered by the gains in our repeating business and customer loyalty. With this foundation, we are judiciously investing in the development of enhanced capabilities to extend our competitive advantages to address water quality and safety challenges.”

“We have taken an exciting step forward with the creation of an online filter tracker. This advancement will allow customers to more easily manage their Nephros filters with automated replacement reminders and documentation of installations and inventory. These features are just the beginning — we will continue to explore ways of creating and capturing value in the digital space,” said Robert Banks. “Additionally, Nephros is exploring how to best support those in need of nano and microplastic (NMP) filtration. With our ability to retain microorganisms with the smallest pore size on the market, we are uniquely suited to address NMPs, especially nanoplastics.”

Financial Performance for the Quarter Ended March 31, 2024

Net revenue for the quarter ended March 31, 2024, was $3.5 million, compared to $3.7 million in the corresponding period in 2023, a decrease of 5%. In the first quarter of 2023, we had a very large one-time emergency response order which did not repeat in 2024. However, the decrease in revenue from ER orders was partially offset by the increased revenue from our programmatic business, which increased 12% year over year.

Net loss for the quarter ended March 31, 2024, was $0.2 million, compared to $0.3 million during the same period in 2023. The decrease in net loss was driven by increased gross margins and decreased operating expenses.

Adjusted EBITDA for the quarter ended March 31, 2024, was ($95,000), compared to $147,000 during the same period in 2023.

Cost of goods sold for the quarter ended March 31, 2024 was $1.3 million, compared with $1.6 million for the quarter ended March 31, 2023, a decrease of 16%. Gross margins for the quarter ended March 31, 2024 were 62% compared with 57% during the same period in 2023. The increase of approximately five percentage points was driven by reductions in shipping expenses, and more favorable terms with our largest supplier.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Research and development expense for both quarters ended March 31, 2024, and March 31, 2023, was $0.2 million.

Depreciation and amortization expense for the quarter ended March 31, 2024 was approximately $33,000, compared with approximately $54,000 for the corresponding period in 2023.

Selling, general and administrative expense for both quarters ended March 31, 2024, and March 31, 2023, was approximately $2.1 million.

As of March 31, 2024, Nephros had cash and cash equivalents of $3.6 million, compared to $4.3 million as of December 31, 2023. The decline in cash was driven primarily by the payment of annual employee bonuses and an investment in inventory in the first quarter of 2024.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA is calculated by taking net loss calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation, amortization, non-cash inventory write-offs, and non-cash compensation. The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, for the first quarter of the 2024 and 2023 fiscal years:

(unaudited)

	Three Months Ended March 31,
Consolidated Results	2024	2023
	(in $ thousands)
Reconciliation of net loss:
Net loss	(169)	(306)

Adjustments:
Depreciation of property and equipment	11	10
Amortization of other assets	23	44
Interest expense	1	1
Interest income	(25)	(12)
Non-cash stock-based compensation	(9)	319
Non-cash inventory write-offs	73	91

Adjusted EBITDA loss	(95)	147

Nephros believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. To compensate for these limitations, management presents Adjusted EBITDA in connection with net income loss, the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA to net income loss and not to rely on any single financial measure to evaluate the business.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Conference Call Today at 4:30pm ET

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:

Domestic access: 1 (844) 808-7106

International access: 1 (412) 317-5285

Upon joining, please ask to be joined into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until May 16, 2024 at 1 (877) 344-7529 or 1 (412) 317-0088 for international callers and entering replay access code: 5779581.

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within medical and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected future revenue, gross margins, cash flows and expectations on achieving and maintaining positive cash flow and profitability, and the timing thereof and other future financial performance, the success of its new online filter tracker tool, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including inflationary factors and general economic conditions, changes in business and competitive conditions, unpredictability with respect to revenue derived from emergency response orders, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, which it may update in Part II, Item 1A – Risk Factors in its Quarterly Reports on Form 10-Q that it has filed or will file hereafter. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President	Robert Banks, CEO
PCG Advisory, Inc.	Nephros, Inc.
(646) 823-8656	(201) 343-5202 x121
ksmith@pcgadvisory.com	robert.banks@nephros.com

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$3,633	$4,307
Accounts receivable, net	1,518	1,496
Inventory	2,779	2,470
Prepaid expenses and other current assets	200	132
Total current assets	8,130	8,405
Property and equipment, net	142	152
Lease right-use-of assets	1,680	1,807
Intangible assets, net	373	381
Goodwill	759	759
License and supply agreement, net	257	271
Other assets	75	86
TOTAL ASSETS	$11,416	$11,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,114	873
Accrued expenses	413	794
Current portion of lease liabilities	402	446
Total current liabilities	1,929	2,113
Lease liabilities, net of current portion	1,307	1,390
TOTAL LIABILITIES	3,236	3,503

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at March 31, 2024 and December 31, 2023; no shares issued and outstanding at March 31, 2024 and December 31, 2023	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at March 31, 2024 and December 31, 2023; 10,544,139 and 10,543,675 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	10	10
Additional paid-in capital	152,745	152,754
Accumulated deficit	(144,575)	(144,406)
TOTAL STOCKHOLDERS’ EQUITY	8,180	8,358
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,416	$11,861

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net revenue:
Product revenues	$3,506	$3,662
Royalty and other revenues	16	35
Total net revenues	3,522	3,697
Cost of goods sold	1,335	1,586
Gross margin	2,187	2,111
Operating expenses:
Selling, general and administrative	2,142	2,124
Research and development	212	239
Depreciation and amortization	33	54
Total operating expenses	2,387	2,417
Operating loss from continuing operations	(200)	(306)
Other (expense) income:
Interest expense	(1)	(1)
Interest income	25	12
Other (expense) net	7	(11)
Total other expense:	31	-
Net loss	$(169)	$(306)

Net loss per common share, basic and diluted	$(0.02)	$(0.03)
Weighted average common shares outstanding, basic and diluted	10,501,771	10,297,429

Comprehensive loss	$(169)	$(306)

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